Exhibit 10.7
Grant No.:
CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     CapitalSource Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) for shares of its common stock (“Stock”) to the Grantee named below, subject to the vesting and other conditions set forth below. Additional terms and conditions of the grant are set forth in the attached Restricted Unit Agreement (the “Agreement”) and in the Company’s Third Amended and Restated Equity Incentive Plan (as amended from time to time, the “Plan”).
Name of Grantee:
Grantee’s Social Security Number:
Number of Restricted Stock Units:
Grant Date:
Vest Base Date:
Vesting Schedule:
     By your signature below, you agree to all of the terms and conditions described herein, in the attached Agreement and in the Plan, a copy of which is available on the Company’s intranet and on DocServer, the Company’s internal document management system in the System View named Equity Incentive Plan. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this cover sheet or Agreement should appear to be inconsistent.

Grantee	Date:

CapitalSource Inc.	Date:
Title:
Attachment
     This is not a stock certificate or a negotiable instrument.

CAPITALSOURCE INC.
THIRD AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of restricted stock units in the number set forth on the cover sheet and subject to the vesting and other conditions set forth herein, in the Plan and on the cover sheet (the “Restricted Stock Units”).

Transfer of Restricted Stock Units	Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. If you attempt to do any of these things, the Restricted Stock Unit will immediately become forfeited.

Vesting	The Company will issue your Restricted Stock Units in the name set forth on the cover sheet.

Your Restricted Stock Units shall vest in accordance with the vesting schedule set forth on the cover sheet so long as you continue in Service on the vesting dates set forth on the cover sheet.

Notwithstanding your vesting schedule, the Restricted Stock Units will become 100% vested upon your termination of Service due to your death or Disability if you have provided Services to the Company for at least one (1) year at the time your Service terminates.

Notwithstanding any other provision in this Agreement, the Plan or any other agreement between the Grantee and the Company or any Affiliate of the Company to the contrary (including without limitation the cover sheet and the paragraph below under the heading “ The Plan”), the Restricted Stock Units granted hereunder shall not become vested, by acceleration or otherwise, and shares of Stock shall not be delivered to the Grantee pursuant to or in connection with such Restricted Stock Units, in each case in connection with any termination of employment or other event to the extent such vesting, acceleration or delivery would result in the Company violating the five percent exception on fast vesting of awards of restricted stock or restricted stock units pursuant to Section 11.2 of the Plan. To the extent that such vesting, acceleration or delivery is prohibited pursuant to the foregoing, the Grantee shall receive a cash payment equivalent to the Fair Market Value of such shares of Stock into which the Restricted Stock Units would otherwise be converted on the date that such Restricted Stock Units would otherwise have vested or been accelerated or such Shares would otherwise have been delivered, in each case if not for the provisions of this paragraph, and such Restricted Stock Units shall be terminated and forfeited. Such cash payment will be consideration for the forfeiture of such Restricted Stock Units.

Delivery	As your Restricted Stock Units vest, the Company will issue the shares of Stock to which the then vested Restricted Stock Units relate.

Evidence of Issuance	The issuance of the Stock under the grant of Restricted Stock Units evidenced by this Agreement shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more Stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the share of Stock related to such Restricted Stock Unit has been issued.

Forfeiture of Unvested Restricted Stock Units	Unless the termination of your Service triggers accelerated vesting of your Restricted Stock Units pursuant to the terms of this Agreement, the Plan, or any other written agreement between the Company (or any Affiliate) and you, you will automatically forfeit to the Company all of the unvested shares of the Restricted Stock Units in the event your Service terminates for any reason.

Forfeiture of Rights	If you should take actions in material violation or breach of any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to all or a portion of any Restricted Stock Units awarded under this Agreement, and any such forfeited Restricted Stock Units shall immediately expire; provided, however that the value of the forfeited Restricted Stock Units shall not exceed [120%] of the Company’s good faith determination of the maximum amount of its and its affilliates’ aggregate potential or actual damages arising out of such violation or breach.

In addition, if you have received Shares in connection with any of these Restricted Stock Units or have vested in any of the Restricted Stock Units awarded under this Agreement during the two year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares or Restricted Stock Units, as applicable) in an amount determined as follows: (1) for any such Shares that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any such Shares or such vested Restricted Stock Units that you still own, the amount will be the number of such Shares or such vested Restricted Stock Units owned times the Fair Market Value of the Shares on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company such Shares or such vested Restricted Stock Units or any other Restricted Stock Units or shares or making a cash payment or a combination of these methods as determined by the Company in its sole discretion); provided, however, that the value of the cash payment required by the foregoing shall not exceed [120% of] the Company’s good faith determination of the maximum amount of its and its affiliates’ aggregate potential or actual damages arising out of your violation or breach.

The foregoing forfeiture and payment obligations shall not apply after the occurrence of a [Change in Control/Corporate Transaction].

The foregoing forfeiture and payment obligations are not intended, and shall not be construed, to be a limitation on the Company’s right to otherwise seek in full the recovery from you of any and all damages arising out of your actions under all applicable agreements, laws or otherwise.

Leaves of Absence	For purposes of this Agreement, your Service does not terminate when you go on a bonafide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued

Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Withholding Taxes	You agree as a condition of this grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting or receipt of the Restricted Stock Units or the Stock. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of the Restricted Stock Units or receipt of Stock arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement).

Retention Rights	This Agreement and the grant evidenced hereby do not give you the right to be retained by the Company (or any Affiliate) in any capacity. Unless otherwise specified in an employment or other written agreement between the Company (or any Affiliate) and you, the Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, do not have any of the rights of a shareholder with respect to any vested or unvested Restricted Stock Units until the Stock has been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.

You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding shares of Stock, an amount of cash, or Restricted Stock Units (as determined by the Company from time to time) equal to the per-share dividend paid on the shares underlying the Restricted Stock Units that you hold as of the record date for such dividend, which shall be subject to the same vesting, delivery, forfeiture and other conditions as the associated Restricted Stock Units. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Your grant shall be subject to the terms of any applicable agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The test of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement, the associated cover sheet and the Plan constitute the entire understanding between you and the Company regarding this grant. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment, consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, unless otherwise provided herein, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet hereto and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A	It is intended that this Award comply with Section 409A of the Code (“Section 409A”) or an exemption to Section 409 A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this Award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.